PROSPECTUS SUPPLEMENT (to Prospectus dated February 1, 2011)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-171164

BLACK DIAMOND, INC.

4,159,686 Shares

Common Stock

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This prospectus supplement and the accompanying prospectus relates to 4,159,686 shares of common stock, par value $0.0001 per share, of Black Diamond, Inc. that may be offered for sale by the persons named in this prospectus supplement under the caption “Selling Stockholders.”

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference herein and therein, before you invest in our common stock.

The shares of common stock may be offered for sale from time to time by the selling stockholders acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices.  No representation is made that any shares of common stock will or will not be offered for sale.  It is not possible at the present time to determine the price to the public in any sale of the shares of common stock by the selling stockholders and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares.  Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholders.

Our common stock is listed on the Nasdaq Global Market under the symbol “BDE.”

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in the section entitled “RISK FACTORS” on page S-3 in this prospectus supplement and the additional risk factors contained in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments thereto, as filed with the Securities and Exchange Commission.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 29, 2011

TABLE OF CONTENTS

Prospectus Supplement
Page
ABOUT THIS PROSPECTUS SUPPLEMENT	ii
FORWARD-LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	S-1
RISK FACTORS	S-3
USE OF PROCEEDS	S-16
SELLING STOCKHOLDERS	S-16
PLAN OF DISTRIBUTION	S-20
WHERE YOU CAN FIND MORE INFORMATION	S-22
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	S-23
EXPERTS	S-24
LEGAL MATTERS	S-24

Prospectus

Page
ABOUT THIS PROSPECTUS	i
FORWARD-LOOKING STATEMENTS	ii
THE COMPANY	2
RISK FACTORS	2
USE OF PROCEEDS	2
RATIO OF EARNINGS TO FIXED CHARGES	2
DESCRIPTION OF COMMON STOCK	2
DESCRIPTION OF PREFERRED STOCK	6
DESCRIPTION OF DEBT SECURITIES	6
DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES	7
SELLING STOCKHOLDERS	7
PLAN OF DISTRIBUTION	7
WHERE YOU CAN FIND MORE INFORMATION	9
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	9
EXPERTS	10
LEGAL MATTERS	10

You should rely only on the information contained in this prospectus supplement and those documents incorporated by reference in this prospectus supplement and the accompanying prospectus or information we have referred to herein or therein.  We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus.  If anyone provides you with different or additional information you should not rely on it.  This prospectus supplement may only be used where it is legal to sell these securities.  This prospectus supplement is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited.  The information in this prospectus supplement, the accompanying prospectus or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents.  Neither the delivery of this prospectus supplement, nor any sale made under this prospectus supplement will, under any circumstances, imply that the information in this prospectus supplement is correct as of any date after the date of this prospectus supplement.

References in this prospectus to: (i) “Black Diamond,” “Company,” “we,” “our,” and “us,” refer to Black Diamond, Inc.; (ii) “Black Diamond Equipment” refers to Black Diamond Equipment, Ltd.; and (iii) “Gregory Mountain Products” and  “Gregory” refer to Gregory Mountain Products, LLC.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus, or to which we have referred you. We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation.  You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document.  Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement.  Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common stock that the selling stockholders are offering and certain other matters relating to us and our financial condition. The second part, the prospectus, provides more general information, some of which may not apply to this offering.  Generally, when we refer to this prospectus, we are referring to both parts of this document combined.  To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading, “Where You Can Find More Information,” in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; the financial strength of the Company’s customers; the Company’s ability to implement its growth strategy; the Company’s ability to successfully integrate and grow acquisitions; the Company’s ability to maintain the strength and security of its information technology systems; stability of the Company’s manufacturing facilities and foreign suppliers; the Company’s ability to protect trademarks and other intellectual property rights; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements included in this prospectus supplement are based upon information available to the Company as of the date of this prospectus supplement, and speak only as the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus supplement.

ii

You should also read carefully the factors described or referred to in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus supplement and the accompanying prospectus, as well as other written or oral statements by us or our authorized officers on our behalf, speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

iii

PROSPECTUS SUMMARY

The Company

Overview

Black Diamond is a leading provider of outdoor recreation equipment and lifestyle products. The Company’s principal brands are Black Diamond® and Gregory®. The Company develops, manufactures and globally distributes a broad range of products including: rock-climbing equipment (such as carabiners, protection devices, harnesses, belay and devices, helmets and ice-climbing gear), technical backpacks and high-end day packs, tents, trekking poles, headlamps and lanterns, gloves and mittens, skis, ski bindings, ski boots, ski skins and avalanche safety equipment. Headquartered in Salt Lake City, Utah, the Company has more than 500 employees worldwide, with ISO 9001 manufacturing facilities both in Salt Lake City and Southeast China, as well as a sewing plant in Calexico, California, distribution centers in Utah and Southeast China, a marketing office in Yokohama, Japan, and a fully-owned sales, marketing and distribution operation in Europe, located near Basel, Switzerland.

Operating History

Since the 2002 sale of our e-commerce solutions business, we have engaged in a strategy of seeking to enhance stockholder value by pursuing opportunities to redeploy our assets through an acquisition of, or merger with, an operating business or businesses that would serve as a platform company.  On May 28, 2010, we acquired Black Diamond Equipment and Gregory.  Because the Company had no operations at the time of our acquisition of Black Diamond Equipment, Black Diamond Equipment is considered to be our predecessor company for financial reporting purposes.  The predecessor company does not include Gregory.

Market Overview

Our primary target customers are outdoor-oriented consumers who understand the importance of an active, healthy lifestyle.  The users of our products are made up of a wide range of outdoor athletes and enthusiasts, including rock, ice and mountain climbers, skiers, backpackers and campers, endurance trail runners and outdoor-inspired consumers.  We believe we have a strong reputation for style, quality design and durability in each of our core product lines that address the needs of rock and ice climbers, alpinists, canyoneers, peak baggers, backcountry and freeride skiers, day hikers and backpackers.

As the variety of outdoor sports activities continue to grow and proliferate and existing outdoor sports evolve and become ever more specialized, we believe other outdoor sports and athletic equipment companies are failing to address the unique aesthetics, fit and technical and performance needs of athletes and enthusiasts involved in such specialized activities.  We believe we have been able to help address this void in the marketplace by leveraging our user intimacy and improving on our existing product lines, by expanding our product offerings into new niche categories, and by incorporating innovative industrial design and engineering, along with comfort and functionality into our products. Although we were founded to address the needs of core rock and ice climbers, backcountry skiers, and alpinists, we are also successfully designing products for more casual outdoor enthusiasts who also appreciate the technical rigor and premium quality of our products. We believe the credibility and authenticity of our brands expands our potential market beyond committed outdoor athletes to those outdoor generalist consumers who desire to lead active, healthy and balanced lives.

The Offering

The offering relates to the disposition of up to an aggregate of 4,159,686 shares of common stock, par value $0.0001 per share, by the selling stockholders listed under the section “Selling Stockholders.”

Common stock outstanding as of July 29, 2011:	21,763,484 shares.
Shares of common stock offered by selling stockholders:	4,159,686 shares of common stock.
Use of Proceeds:
We will not receive any proceeds from the sale of the shares of our common stock offered and sold by the selling stockholders pursuant to this prospectus.  The selling stockholders will receive all of the proceeds from any such sales.  See section entitled “Selling Stockholders.”

Risk Factors:
You should carefully consider the information set forth in the section entitled “RISK FACTORS” in this prospectus supplement and the additional risk factors contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as any amendments thereto, as filed with the Securities and Exchange Commission before deciding whether to invest in our common stock.

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We are incorporated in Delaware, and the address of our executive corporate headquarters is located at 2084 East 3900 South, Salt Lake City, Utah 84124, and our telephone number is (801) 278-5552.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Industry

Many of the products we sell are used for inherently risky mountain and outdoor pursuits and could give rise to product liability or product warranty claims and other loss contingencies, which could affect our earnings and financial condition.

Many of our products are used in applications and situations that involve high levels of risk of personal injury and death. As a result, we maintain a staff, including an in-house legal counsel, who focus on testing and seek to assure the quality and safety of our products. In addition, we provide thorough and protective disclaimers and instructions on all of our products and packaging. Furthermore, our technical climbing and avalanche safety equipment and our operations meet and are certified to International Personal Protective Equipment (PP) standards set by the EEC or ISO 9001 quality system standards.  Failure to use our products for their intended purposes, failure to use or care for them properly, or their malfunction, or, in some limited circumstances, even correct use of our products, could result in serious bodily injury or death.

As a manufacturer and distributor of consumer products, we are subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Products Safety Commission could require us to repurchase or recall one or more of our products. Additionally, laws regulating certain consumer products exist in some cities and states, as well as in other countries in which we sell our products, and more restrictive laws and regulations may be adopted in the future. Any repurchase or recall of our products could be costly to us and could damage our reputation. If we were required to remove, or we voluntarily removed, our products from the market, our reputation could be tarnished and we might have large quantities of finished products that we could not sell.

We also face exposure to product liability claims in the event that one of our products is alleged to have resulted in property damage, bodily injury or other adverse effects. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product or activities associated with the product, negligence, strict liability and a breach of warranties. Although we maintain product liability insurance in amounts that we believe are reasonable, there can be no assurance that we will be able to maintain such insurance on acceptable terms, if at all, in the future or that product liability claims will not exceed the amount of insurance coverage. Additionally, we do not maintain product recall insurance. As a result, product recalls or product liability claims could have a material adverse effect on our business, results of operations and financial condition.

In addition, we face potential exposure to unusual or significant litigation arising out of alleged defects in our products or otherwise. We spend substantial resources ensuring compliance with governmental and other applicable standards. However, compliance with these standards does not necessarily prevent individual or class action lawsuits, which can entail significant cost and risk. We do not maintain insurance against many types of claims involving alleged defects in our products that do not involve personal injury or property damage. As a result, these types of claims could have a material adverse effect on our business, results of operations and financial condition.

Our product liability insurance program is an occurrence-based program based on our current and historical claims experience and the availability and cost of insurance. We currently either self insure or administer a high retention insurance program for product liability risks. Historically, product liability awards have not exceeded our individual per occurrence self-insured retention. We cannot assure you, however, that our future product liability experience will be consistent with our past experience.

A substantial portion of our revenues and gross profit is derived from a small number of large customers. The loss of any of these customers could substantially reduce our profits.

A few of our customers account for a significant portion of revenues. In the year ended December 31, 2010, REI and A&F (Japan) accounted for approximately 14% and 8%, respectively, of revenues.  Sales are generally on a purchase order basis, and we do not have long-term agreements with any of our customers. A decision by any of our major customers to decrease significantly the number of products purchased from us could substantially reduce revenues and have a material adverse effect on our business, financial condition and results of operations. Moreover, in recent years, the retail industry has experienced consolidation and other ownership changes. In the future, retailers may further consolidate, undergo restructurings or reorganizations, realign their affiliations or reposition their stores’ target market. These developments could result in a reduction in the number of stores that carry our products, increased ownership concentration within the retail industry, increased credit exposure or increased retailer leverage over their suppliers. These changes could impact our opportunities in the market and increase our reliance on a smaller number of large customers.

We are subject to risks related to our dependence on the strength of retail economies in various parts of the world and our performance may be affected by general economic conditions and the current global financial crisis.

The Company’s business depends on the strength of the retail economies in various parts of the world, primarily in North America and to a lesser extent Asia, Central and South America and Europe, which have recently deteriorated significantly and may remain depressed, or be subject to further deterioration, for the foreseeable future. These retail economies are affected primarily by factors such as consumer demand and the condition of the retail industry, which, in turn, are affected by general economic conditions and specific events such as natural disasters, terrorist attacks and political unrest. The impact of these external factors is difficult to predict, and one or more of the factors could adversely impact our business, results of operations and financial condition.

Purchases of many consumer products are discretionary and tend to be highly correlated with the cycles of the levels of disposable income of consumers. As a result, any substantial deterioration in general economic conditions could adversely affect consumer discretionary spending patterns, our sales and our results of operations. In particular, decreased consumer confidence or a reduction in discretionary income as a result of unfavorable macroeconomic conditions may negatively affect our business. If the current macroeconomic environment persists or worsens, consumers may reduce or delay their purchases of our products. Any such reduction in purchases could have a material adverse effect on our business, financial condition and results of operations.

Changes in the retail industry and markets for consumer products affecting our customers or retailing practices could negatively impact existing customer relationships and our results of operations.

We sell our products to retailers, including sporting goods and specialty retailers, as well as direct to consumers. A significant deterioration in the financial condition of our major customers could have a material adverse effect on our sales and profitability. We regularly monitor and evaluate the credit status of our customers and attempt to adjust sales terms as appropriate. Despite these efforts, a bankruptcy filing by a key customer could have a material adverse effect on our business, results of operations and financial condition.

In addition, as a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a “just-in-time” basis. This requires us to shorten our lead time for production in certain cases and more closely anticipate demand, which could in the future require us to carry additional inventories.

We may be negatively affected by changes in the policies of our retailer customers, such as inventory destocking, limitations on access to and time on shelf space, use of private label brands, price demands, payment terms and other conditions, which could negatively impact our results of operations.

There is a growing trend among retailers in the U.S. and in foreign markets to undergo changes that could decrease the number of stores that carry our products or increase the concentration of ownership within the retail industry, including:

• consolidating their operations;

• undergoing restructurings or store closings;

• undergoing reorganizations; or

• realigning their affiliations.

These consolidations could result in a shift of bargaining power to the retail industry and in fewer outlets for our products. Further consolidations could result in price and other competition that could reduce our margins and our net sales.

Competition in our industries may hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.

We operate in a highly competitive industry. In this industry, we compete against numerous other domestic and foreign companies. Competition in the markets in which we operate is based primarily on product quality, product innovation, price and customer service and support, although the degree and nature of such competition vary by location and product line. Some of our competitors are more established in their industries and have substantially greater revenue or resources than we do. Our competitors may take actions to match new product introductions and other initiatives. Since many of our competitors source their products from third parties, our ability to obtain a cost advantage through sourcing is reduced. Certain of our competitors may be willing to reduce prices and accept lower profit margins to compete with us. Further, retailers often demand that suppliers reduce their prices on existing products. Competition could cause price reductions, reduced profits or losses or loss of market share, any of which could have a material adverse effect on our business, results of operations and financial condition.

To compete effectively in the future in the consumer products industry, among other things, we must:

• maintain strict quality standards;

• develop new and innovative products that appeal to consumers;

• deliver products on a reliable basis at competitive prices;

• anticipate and respond to changing consumer trends in a timely manner;

• maintain favorable brand recognition; and

• provide effective marketing support.

Our inability to do any of these things could have a material adverse effect on our business, results of operations and financial condition.

If we fail to develop new or expand existing customer relationships, our ability to grow our business will be impaired.

Our growth depends to a significant degree upon our ability to develop new customer relationships and to expand existing relationships with current customers. We cannot guarantee that new customers will be found, that any such new relationships will be successful when they are in place, or that business with current customers will increase. Failure to develop and expand such relationships could have a material adverse effect on our business, results of operations and financial condition.

Seasonality and weather conditions may cause our operating results to vary from quarter to quarter.

Sales of certain of our products are seasonal. Sales of our outdoor recreation products such as carabiners, harnesses and related climbing equipment products increase during warm weather months and decrease during winter, while sales of winter sports equipment such as our skis, boots, bindings and related ski equipment increase during the cold weather months and decrease during summer. Weather conditions may also negatively impact sales. For instance, fewer than anticipated natural disasters (i.e., ice storms) could negatively affect the sale of certain outdoor recreation products; mild winter weather may negatively impact sales of our winter sports products. These factors could have a material adverse effect on our business, results of operations and financial condition.

If we fail to adequately protect our intellectual property rights, competitors may manufacture and market products similar to ours, which could adversely affect our market share and results of operations.

Our success with our proprietary products depends, in part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property rights, competitors may manufacture and market products similar to ours. Our principal intellectual property rights include our trademarks, patents and trade secrets.

We hold numerous utility patents and pending patent applications covering a wide variety of products. We cannot be sure that we will receive patents for any of our patent applications or that any existing or future patents that we receive or license will provide competitive advantages for our products. We also cannot be sure that competitors will not challenge, invalidate or avoid the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products.

Third parties may have patents of which we are unaware, or may be awarded new patents, that may materially adversely affect our ability to market, distribute and sell our products.  Accordingly, our products, including, but not limited to, our technical climbing and backpack products, may become subject to patent infringement claims or litigation or interference proceedings, any adverse determination of which could have a material adverse effect on our business, results of operations and financial condition.

Changes in foreign, cultural, political and financial market conditions could impair our international operations and financial performance.

Some of our operations are conducted or products are sold in countries where economic growth has slowed, such as Japan; or where economies have suffered economic, social and/or political instability or hyperinflation or where the ability to repatriate funds has been delayed or impaired in recent years.  Current government economic and fiscal policies, including stimulus measures and currency exchange rates and controls, in these economies may not be sustainable and, as a result, our sales or profits related to those countries may decline. The economies of other foreign countries important to our operations, including other countries in Asia and Europe, could also suffer slower economic growth or economic, social and/or political instability or hyperinflation in the future. International operations, including manufacturing and sourcing operations (and the international operations of our customers), are subject to inherent risks which could adversely affect us, including, among other things:

•	protectionist policies restricting or impairing the manufacturing, sales or import and export of our products;

•	new restrictions on access to markets;

•	lack of developed infrastructure;

•	inflation or recession;

•	devaluations or fluctuations in the value of currencies;

•	changes in and the burdens and costs of compliance with a variety of foreign laws and regulations, including tax laws, accounting standards, environmental laws and occupational health and safety laws;

•	social, political or economic instability;

•	acts of war and terrorism;

•	natural disasters or other crises;

•	reduced protection of intellectual property rights in some countries;

•	increases in duties and taxation; and

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restrictions on transfer of funds and/or exchange of currencies; expropriation of assets; and other adverse changes in policies, including monetary, tax and/or lending policies, encouraging foreign investment or foreign trade by our host countries.

Should any of these risks occur, our ability to sell or export our products or repatriate profits could be impaired and we could experience a loss of sales and profitability from our international operations, which could have a material adverse impact on our business.

If we cannot continue to develop new products in a timely manner, and at favorable margins, we may not be able to compete effectively.

We believe that our future success will depend, in part, upon our ability to continue to introduce innovative design extensions for our existing products and to develop, manufacture and market new products. We cannot assure you that we will be successful in the introduction, manufacturing and marketing of any new products or product innovations, or develop and introduce, in a timely manner, innovations to our existing products that satisfy customer needs or achieve market acceptance. Our failure to develop new products and introduce them successfully and in a timely manner, and at favorable margins, would harm our ability to successfully grow our business and could have a material adverse effect on our business, results of operations and financial condition.

Our results of operations could be materially harmed if we are unable to accurately forecast demand for our products.

We often schedule internal production and place orders for products with independent manufacturers before our customers’ orders are firm. Therefore, if we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of product to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include:

•	an increase or decrease in consumer demand for our products or for products of our competitors;

•	our failure to accurately forecast customer acceptance of new products;

•	new product introductions by competitors;

•	unanticipated changes in general market conditions or other factors, which may result in cancellations of orders or a reduction or increase in the rate of reorders placed by retailers;

•	weak economic conditions or consumer confidence, which could reduce demand for discretionary items such as our products; and

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terrorism or acts of war, or the threat of terrorism or acts of war, which could adversely affect consumer confidence and spending or interrupt production and distribution of product and raw materials.

Inventory levels in excess of customer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could have an adverse effect on our business, results of operations and financial condition. On the other hand, if we underestimate demand for our products, our manufacturing facilities or third party manufacturers may not be able to produce products to meet customer requirements, and this could result in delays in the shipment of products and lost revenues, as well as damage to our reputation and customer relationships. There can be no assurance that we will be able to successfully manage inventory levels to exactly meet future order and reorder requirements.

Our operating results can be adversely affected by changes in the cost or availability of raw materials.

Pricing and availability of raw materials for use in our businesses can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition, consumer demand, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for us, and may, therefore, have a material adverse effect on our business, results of operations and financial condition.

During periods of rising prices of raw materials, there can be no assurance that we will be able to pass any portion of such increases on to customers. Conversely, when raw material prices decline, customer demands for lower prices could result in lower sale prices and, to the extent we have existing inventory, lower margins. As a result, fluctuations in raw material prices could have a material adverse effect on our business, results of operations and financial condition.

Supply shortages or changes in availability for any particular type of raw material can delay production or cause increases in the cost of manufacturing our products. We may be negatively affected by changes in availability and pricing of raw materials, which could negatively impact our results of operations.

Our operations in international markets, and earnings in those markets, may be affected by legal, regulatory, political and economic risks.

Our ability to maintain the current level of operations in our existing international markets and to capitalize on growth in existing and new international markets is subject to risks associated with international operations. These include the burdens of complying with a variety of foreign laws and regulations, unexpected changes in regulatory requirements, new tariffs or other barriers to some international markets.

We cannot predict whether quotas, duties, taxes, exchange controls or other restrictions will be imposed by the United States, the European Union or other countries upon the import or export of our products in the future, or what effect any of these actions would have on our business, financial condition or results of operations. We cannot predict whether there might be changes in our ability to repatriate earnings or capital from international jurisdictions. Changes in regulatory, geopolitical policies and other factors may adversely affect our business or may require us to modify our current business practices.

Approximately 56.6% of our consolidated sales for the year ended December 31, 2010 were earned in international markets.  We are exposed to risks of changes in U.S. policy for companies having business operations outside the United States. In recent months, the President and others in his Administration have proposed changes in U.S. income tax laws that could, among other things, accelerate the U.S. taxability of non-U.S. earnings or limit foreign tax credits. Although such proposals have been deferred, if new legislation were enacted, it is possible our U.S. income tax expense could increase, which would reduce our earnings.

We use foreign suppliers and manufacturing facilities for a significant portion of our raw materials and finished products, which poses risks to our business operations.

A significant portion of our products sold were produced by and purchased from independent manufacturers primarily located in Asia, with substantially all of the remainder produced by our manufacturing facilities located in California, Utah and China. Although no single supplier and no one country controls a majority of our production needs, any of the following could materially and adversely affect our ability to produce or deliver our products and, as a result, have a material adverse effect on our business, financial condition and results of operations:

•	political or labor instability in countries where our facilities, contractors and suppliers are located;

•	political or military conflict, which could cause a delay in the transportation of raw materials and products to us and an increase in transportation costs;

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heightened terrorism security concerns, which could subject imported or exported goods to additional, more frequent or more lengthy inspections, leading to delays in deliveries or impoundment of goods for extended periods or could result in decreased scrutiny by customs officials for counterfeit goods, leading to lost sales, increased costs for our anti-counterfeiting measures and damage to the reputation of our brands;

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disease epidemics and health-related concerns, such as the H1N1 virus, bird flu, SARS, mad cow and hoof-and-mouth disease outbreaks in recent years, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargo of our goods produced in infected areas;

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imposition of regulations and quotas relating to imports and our ability to adjust timely to changes in trade regulations, which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and expertise needed;

•	imposition of duties, taxes and other charges on imports; and

•	imposition or the repeal of laws that affect intellectual property rights.

Our business is subject to foreign, national, state and local laws and regulations for environmental, employment, safety and other matters. The costs of compliance with, or the violation of, such laws and regulations by us or by independent suppliers who manufacture products for us could have an adverse effect on our business, results of operations and financial condition.

Numerous governmental agencies in the United States and in other countries in which we have operations, enforce comprehensive national, state and local laws and regulations on a wide range of environmental, employment, health, safety and other matters. We could be adversely affected by costs of compliance or violations of those laws and regulations. In addition, the costs of products purchased by us from independent contractors could increase due to the costs of compliance by those contractors. Further, violations of such laws and regulations could affect the availability of inventory, thereby affecting our net sales.

We may incur significant costs in order to comply with environmental remediation obligations.

Environmental laws also impose obligations on various entities to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Accordingly, we may be liable, either contractually or by operation of law, for remediation costs even if the contaminated property is not presently owned or operated by us, is a landfill or other location where we have disposed wastes, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Given the nature of the past industrial operations conducted by us and others at these properties, there can be no assurance that all potential instances of soil or groundwater contamination have been identified, even for those properties where an environmental site assessment has been conducted. Future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to additional remediation liabilities that may have a material adverse effect upon our business, results of operations or financial condition.

Risks Related to our Business

There are significant risks associated with our strategy of acquiring and integrating businesses.

A key element of our strategy is the acquisition of businesses and assets that will complement our current business, increase size, expand our geographic scope of operations and otherwise offer growth opportunities. We may not be able to successfully identify attractive acquisition opportunities, obtain financing for acquisitions, make acquisitions on satisfactory terms, or successfully acquire and/or integrate identified targets. In identifying, evaluating and selecting a target business for a potential acquisition, we expect to encounter intense competition from other entities, including blank check companies, private equity groups, venture capital funds, leveraged buyout funds and operating businesses seeking strategic acquisitions. Many of these entities are well-established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us which will give them a competitive advantage in pursuing the acquisition of certain target businesses.

Our ability to implement our acquisition strategy is also subject to other risks and costs, including:

•	loss of key employees, customers or suppliers of acquired businesses;

•	diversion of management’s time and attention from our core businesses;

•	adverse effects on existing business relationships with suppliers and customers;

•	our ability to secure necessary financing;

•	our ability to realize operating efficiencies, synergies, or other benefits expected from an acquisition;

•	risks associated with entering markets in which we have limited or no experience;

•	risks associated with our ability to execute successful due diligence; and

•	assumption of contingent or undisclosed liabilities of acquisition targets.

Any of the above risks could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

Recent turmoil across various sectors of the financial markets may negatively impact the Company’s business, financial condition and/or operating results as well as our ability to effectively execute our acquisition strategy.

Recently, the various sectors of the credit markets and the financial services industry have been experiencing a period of unprecedented turmoil and upheaval characterized by disruption in the credit markets and availability of credit and other financing, the failure, bankruptcy, collapse or sale of various financial institutions and an unprecedented level of intervention from the United States federal government.  While the ultimate outcome of these events cannot be predicted, they may have a material adverse effect on our ability to obtain financing necessary to effectively execute our acquisition strategy, the ability of our customers and suppliers to continue to operate their businesses or the demand for our products which could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

We may not be able to adequately manage our growth.

We have expanded, and are seeking to continue to expand, our business. This growth has placed significant demands on our management, administrative, operating and financial resources as well as our manufacturing capacity capabilities. The continued growth of our customer base, the types of products offered and the geographic markets served can be expected to continue to place a significant strain on our resources. Personnel qualified in the production and marketing of our products are difficult to find and hire, and enhancements of information technology systems to support growth are difficult to implement. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel, as well as our ability to increase and maintain our manufacturing capacity capabilities to meet the needs of our current and future customers. Any failure to adequately manage our growth could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

The Company’s existing credit agreement contains financial and restrictive covenants that may limit our ability to operate our business.

The agreement governing the Company’s credit facility contains, and any of its other future debt agreements may contain, covenant restrictions that limit its ability to operate its business, including restrictions on its ability to:

•	incur debt (including secured debt) or issue guarantees;

•	grant liens on its assets;

•	sell substantially of our assets; and

•	enter into certain mergers or consolidations or make certain acquisitions.

In addition, the Company’s credit facility contains other affirmative and negative covenants, including the requirements to maintain a minimum level of earnings before interest, tax, depreciation and amortization, tangible net worth and asset coverage. The Company’s ability to comply with these covenants is dependent on its future performance, which will be subject to many factors, some of which are beyond its control, including prevailing economic conditions. Any failure to comply with the restrictions of our credit facility or any subsequent financing agreements may result in an event of default. An event of default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies.  In addition, the lender under our credit facility may be able to terminate any commitments it had made to supply us with further funds.  If we default on the financial covenants in our credit facility, our lender could exercise all rights and remedies available to it, which could have a material adverse effect on our business, results of operations and financial condition.

As a result of these covenants, the Company’s ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions or making acquisitions of a business that might otherwise be beneficial to it.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the revolving portion of our credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows would decrease.

Currency devaluations or fluctuations may significantly increase our expenses and affect our results of operations as well as the carrying value of international assets on our balance sheet, especially where the currency is subject to intense political and other outside pressures, such as in the case of the Euro and the Swiss Franc.

While we transact business predominantly in U.S. dollars and most of our revenues are collected in U.S. dollars, a substantial portion of our assets, revenues, costs and earnings are denominated in other currencies, such as the Euro and the Swiss Franc.  Changes in the relation of these and other currencies to the U.S. dollar will affect the carrying value of our international assets as well as our sales and profitability and could result in exchange losses. For example, a devaluation of the Euro would negatively impact the carrying value of our assets in Europe and our results of operations because the earnings and assets in Europe would be reduced when translated into U.S. dollars.

Additionally, as the Company has substantial operations and assets located outside the United States, foreign operations expose us to foreign currency devaluations or fluctuations that could have a material adverse impact on our business, results of operations and financial condition based on the movements of the applicable foreign currency exchange rates in relation to the U.S. dollar, both for purposes of actual conversion and financial reporting purposes. The impact of future exchange rate devaluations or fluctuations on our results of operations cannot be accurately predicted. There can be no assurance that the U.S. dollar foreign exchange rates will be stable in the future or that fluctuations in financial or foreign markets will not have a material adverse effect on our business, results of operations and financial condition.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, new Securities and Exchange Commission regulations and NASDAQ rules, are creating uncertainty for companies such as ours.  These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity.  As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.  In particular, Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls and requires that we have such system of internal controls audited. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent registered public accounting firm report on management’s evaluation of our system of internal controls. An acquisition target may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Our Board of Directors and executive officers have significant influence over our affairs.

The members of our Board of Directors and our executive officers, which includes Messrs. Warren B. Kanders, Peter Metcalf and Robert R. Schiller, beneficially own approximately 39% of our outstanding common stock.  As a result, our Board of Directors and executive officers, to the extent they vote their shares in a similar manner, have influence over our affairs and could exercise such influence in a manner that is not in the best interests of our other stockholders, including by attempting to delay, defer or prevent a change of control transaction that might otherwise be in the best interests of our stockholders.

We may be unable to realize the benefits of our net operating loss (“NOL”) and tax credit carryforwards.

NOLs may be carried forward to offset federal and state taxable income in future years and eliminate income taxes otherwise payable on such taxable income, subject to certain adjustments. Based on current federal corporate income tax rates, our NOL and other carryforwards could provide a benefit to us, if fully utilized, of significant future tax savings. However, our ability to use these tax benefits in future years will depend upon the amount of our otherwise taxable income. If we do not have sufficient taxable income in future years to use the tax benefits before they expire, we will lose the benefit of these NOL carryforwards permanently.

Additionally, if we underwent an ownership change, the NOL carryforward limitations would impose an annual limit on the amount of the taxable income that may be offset by our NOL generated prior to the ownership change. If an ownership change were to occur, we may be unable to use a significant portion of our NOL to offset taxable income. In general, an ownership change occurs when, as of any testing date, the aggregate of the increase in percentage points of the total amount of a corporation’s stock owned by “5-percent stockholders” within the meaning of the NOL carryforward limitations whose percentage ownership of the stock has increased as of such date over the aggregate of the lowest percentage of the stock owned by each such “5-percent stockholder” at any time during the three-year period preceding such date is more than 50 percentage points. In general, persons who own 5% or more of a corporation’s stock are “5-percent stockholders,” and all other persons who own less than 5% of a corporation’s stock are treated together as a public group. The issuance of a large number of shares of common stock in connection with our acquisition strategy could result in a limitation of the use of our NOLs.

Moreover, if a corporation experiences an ownership change and does not satisfy the continuity of business enterprise, or COBE, requirement (which generally requires that the corporation continue its historic business or use a significant portion of its historic business assets in a business for the two-year period beginning on the date of the ownership change), it cannot, subject to certain exceptions, use any NOL from a pre-change period to offset taxable income in post-change years.

The actual ability to utilize the tax benefit of any existing NOLs will be subject to future facts and circumstances with respect to meeting the above described COBE requirements at the time NOLs are being utilized on a tax return. The realization of NOLs and the recognition of asset and valuation allowances for deferred taxes require management to make estimates and judgments about the Company’s future profitability which are inherently uncertain. Deferred tax assets are reduced by valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. If, in the opinion of management, it becomes more likely than not that some portion or all of the deferred tax assets will not be realized, deferred tax assets would be reduced by a valuation allowance and any such reduction could have a material adverse effect on the financial condition of the Company.

The amount of NOL and tax credit carryforwards that we have claimed has not been audited or otherwise validated by the U.S. Internal Revenue Service (the “IRS”). The IRS could challenge our calculation of the amount of our NOL or our determinations as to when a prior change in ownership occurred, and other provisions of the Internal Revenue Code of 1986, as amended (the “Code”) may limit our ability to carry forward our NOL to offset taxable income in future years. If the IRS were successful with respect to any such challenge, the potential tax benefit of the NOL carryforwards to us could be substantially reduced.

Certain protective measures implemented by us to preserve our NOL may not be effective or may have some unintended negative effects.

On July 24, 2003, at our Annual Meeting of Stockholders, our stockholders approved an amendment (the “Amendment”) to our Amended and Restated Certificate of Incorporation to restrict certain acquisitions of our securities in order to help assure the preservation of our NOL. The Amendment generally restricts direct and indirect acquisitions of our equity securities if such acquisition will affect the percentage of the Company’s capital stock that is treated as owned by a “5% stockholder.” Additionally, on February 7, 2008, our Board of Directors approved a Rights Agreement which is designed to assist in limiting the number of 5% or more owners and thus reduce the risk of a possible “change of ownership” under Section 382 of the Code.

Although the transfer restrictions imposed on our capital stock and the Rights Agreement are intended to reduce the likelihood of an impermissible ownership change, there is no guarantee that such protective measures would prevent all transfers that would result in an impermissible ownership change. These protective measures also will require any person attempting to acquire a significant interest in us to seek the approval of our Board of Directors. This may have an “anti-takeover” effect because our Board of Directors may be able to prevent any future takeover. Similarly, any limits on the amount of capital stock that a stockholder may own could have the effect of making it more difficult for stockholders to replace current management. Additionally, because protective measures implemented by us to preserve our NOL will have the effect of restricting a stockholder’s ability to acquire our common stock, the liquidity and market value of our common stock might suffer.

The loss of any member of our senior management or certain other key executives could significantly harm our business.

Our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of our senior management team, including Warren B. Kanders, Peter Metcalf and Robert R. Schiller. If we were to lose the services of any member of our senior management, our business may be significantly impaired. In addition, many of our senior executives have strong industry reputations, which aid us in identifying acquisition and borrowing opportunities, and having such opportunities brought to us. The loss of the services of these key personnel could materially and adversely affect our operations because of diminished relationships with lenders, existing and prospective tenants, property sellers and industry personnel.

Our Board of Directors may change significant corporate policies without stockholder approval.

Our investment, financing, borrowing and dividend policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by our Board of Directors. These policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of our stockholders. In addition, the Board of Directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay dividends to our stockholders.

Compensation awards to our management may not be tied to or correspond with our improved financial results or share price.

The compensation committee of our Board of Directors is responsible for overseeing our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation and equity-based compensation plans. Our compensation committee has significant discretion in structuring compensation packages and may make compensation decisions based on any number of factors. As a result, compensation awards may not be tied to or correspond with improved financial results for the Company or the share price of our common stock.

Risks Related to our Common Stock

Our Amended and Restated Certificate of Incorporation authorizes the issuance of shares of preferred stock.

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors will be authorized to issue from time to time, without further stockholder approval, up to 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change in control of the Company without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

We may issue a substantial amount of our common stock in the future, which could cause dilution to current investors and otherwise adversely affect our stock price.

A key element of our growth strategy is to make acquisitions. As part of our acquisition strategy, we may issue additional shares of common stock as consideration for such acquisitions. These issuances could be significant. To the extent that we make acquisitions and issue our shares of common stock as consideration, your equity interest in us will be diluted. Any such issuance will also increase the number of outstanding shares of common stock that will be eligible for sale in the future. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell off their common stock, which may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than might otherwise be obtained. We may issue common stock in the future for other purposes as well, including in connection with financings, for compensation purposes, in connection with strategic transactions or for other purposes. The issuance of a large number of shares of common stock in connection with our acquisition strategy could also have a negative effect on our ability to use our NOLs.

We do not expect to pay dividends on our common stock in the foreseeable future.

Although our stockholders may receive dividends if, as and when declared by our Board of Directors, we do not intend to pay dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.  In addition, upon an event of default under our credit facility, we are prohibited from declaring or paying any dividends on our common stock or generally making other distributions to our stockholders.

The price of our common stock has been and is expected to continue to be volatile, which could affect a stockholder’s return on investment.

There has been significant volatility in the stock market and in particular in the market price and trading volume of securities, which has often been unrelated to the performance of the companies. The market price of our common stock has been subject to significant fluctuations, and we expect it to continue to be subject to such fluctuations for the foreseeable future. We believe the reasons for these fluctuations include, in addition to general market volatility, the relatively thin level of trading in our stock, and the relatively low public float.  Therefore, variations in financial results, announcements of material events, technological innovations or new products by us or our competitors, our quarterly operating results, changes in general conditions in the economy or the health care industry, other developments affecting us or our competitors or general price and volume fluctuations in the market are among the many factors that could cause the market price of our common stock to fluctuate substantially.

Shares of our common stock have been thinly traded in the past.

The trading volume of our common stock has not been significant, and there may not be an active trading market for our common stock in the future. As a result of the thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock offered and sold by the selling stockholders pursuant to this prospectus.  The selling stockholders will receive all of the proceeds from any such sales.  See section entitled “Selling Stockholders” below.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of our common stock as of July 29, 2011, by each of the selling stockholders, and as adjusted to reflect the sale of the shares in this offering.  As of July 29, 2011, approximately 21,763,484 shares of our common stock were outstanding.  Information with respect to beneficial ownership is based upon information obtained from the selling stockholders.

Our registration of the shares of our common stock covered by this prospectus supplement does not necessarily mean that the selling stockholders will sell any of our common stock that we have registered.

Except as indicated below, each selling stockholder has informed us that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

Shares listed under the heading “Number of Shares Being Offered” represent the number of shares that may be sold by each selling stockholder pursuant to this prospectus supplement. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

The information under the heading “Shares of Common Stock Beneficially Owned After Offering” assumes that each selling stockholder sells all of its shares offered pursuant to this prospectus to unaffiliated third parties, that the selling stockholders will acquire no additional shares of our common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling stockholders will continue to be beneficially owned.  Each selling stockholder may sell all, part or none of its shares and may acquire additional shares of our common stock.

The information under the heading “Shares of Common Stock Beneficially Owned Prior to Offering” is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to shares.  Shares of common stock subject to options, warrants, or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from July 29, 2011 are deemed outstanding for computing the percentage ownership of the person holding the options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering

	Number	Percent (1)		Number(2)	Percent (1)

Kanders GMP Holdings, LLC	2,419,490(3)	11.2%	2,419,490	0	*
Schiller Gregory Investment Company, LLC	1,256,429(4)	5.8%	1,256,429	0	*
Philip N. Duff	202,500(5)	*	170,000	32,500(5)	*
Paul Bancroft	166,600	*	166,600	0	*
Peter Metcalf	85,000(6)	*	85,000	0(6)	*
Christian Jaeggi	20,000(7)	*	20,000	0(7)	*
Ryan Gellert	12,000(8)	*	12,000	0(8)	*
Geoffrey Yu	10,000(9)	*	10,000	0(9)	*
Mark Ritchie	8,300(10)	*	8,300	0(10)	*
Adam Chamberlain	4,167(11)	*	4,167	0(11)	*
Scot Carlson	3,500(12)	*	3,500	0(12)	*
Chris Grover	2,500(13)	*	2,500	0(13)	*
Robert Peay	1,700(14)	*	1,700	0(14)	*

*	Less than 1%.

(1)
Applicable percentage of ownership for each selling stockholder is based on 21,763,484 shares of our common stock outstanding as of July 29, 2011, plus the number of shares of our common stock subject to options, warrants, or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from July 29, 2011.

(2)	Assumes the sale of all shares being offered hereby by a Selling Stockholder.

(3)
These shares are subject to a two-year lock-up agreement restricting transfer.  Warren B. Kanders, the Executive Chairman and a director of the Company, is the sole member of Kanders GMP Holdings, LLC.  Excludes (i) 3,213,977 shares of common stock owned directly by Mr. Kanders; (ii) currently exercisable options, held by Mr. Kanders, to purchase an aggregate of 1,021,250 shares of common stock (comprised of (A) 200,000 plan options having an exercise price of $5.35 per share that were granted in December 2002; (B) 400,000 non-plan options having an exercise price of $7.50 per share and 400,000 non-plan options having an exercise price of $10.00 per share that were granted in December 2002; and (C) 21,250 options having an exercise price of $4.06 per share that were granted in June 2009); (iii) 13,900 shares of common stock that Mr. Kanders may be deemed to beneficially own as UTMA custodian for his children; (iv) 100,000 shares of common stock, that are beneficially owned by Mr. Kanders’ spouse, as to all of which he disclaims any beneficial ownership; (v) a seven-year restricted stock award granted under the Company’s 2005 Stock Incentive Plan of which (A) 250,000 restricted shares will vest and become nonforfeitable on the date the closing price of the Company’s common stock shall have exceeded $10.00 per share for 20 consecutive trading days; (B) 250,000 restricted shares will vest and become nonforfeitable on the date the closing price of the Company’s common stock shall have exceeded $12.00 per share for 20 consecutive trading days; and (C) 250,000 restricted shares will vest and become nonforfeitable on the date the closing price of the Company’s common stock shall have equaled or exceeded $14.00 per share for 20 consecutive trading days.

(4)
These shares are subject to a two-year lock-up agreement restricting transfer.  Robert R. Schiller, the Executive Vice Chairman and a director of the Company, is the sole member of Schiller Gregory Investment Company, LLC.  Excludes (i) 2,000 shares of common stock held directly by Mr. Schiller through an IRA account; (ii) 1,200 shares of common stock that Mr. Schiller may be deemed to beneficially own as UTMA custodian for his children; (iii) 1,200 shares of common stock held by Schiller Family Foundation, Inc., of which Mr. Schiller is the President and has the power to vote and dispose of such shares; and (iv) 500 shares of common stock that are beneficially owned by Mr. Schiller’s spouse through an IRA account, as to all of which he disclaims any beneficial ownership.

(5)
Includes options to purchase 32,500 shares of common stock that are presently exercisable or exercisable within 60 days of July 29, 2011. Excludes Mr. Duff’s options to purchase 8,500 shares of common stock that are not presently exercisable and not exercisable within 60 days of July 29, 2011.

(6)
Excludes Mr. Metcalf’s options to purchase 75,000 shares of common stock that are not presently exercisable and not exercisable within 60 days of July 29, 2011.  Peter Metcalf is the President and Chief Executive Officer and a director of the Company.

(7)
Excludes options to purchase 25,000 shares of common stock that are not presently exercisable or exercisable within 60 days of July 29, 2011.  Christian Jaeggi is an employee of an indirect, wholly-owned subsidiary of the Company.

(8)
Excludes options to purchase 20,000 shares of common stock that are not presently exercisable or exercisable within 60 days of July 29, 2011.  Ryan Gellert is an employee of an indirect, wholly-owned subsidiary of the Company.

(9)
Excludes options to purchase 15,000 shares of common stock that are not presently exercisable or exercisable within 60 days of July 29, 2011.  Geoffrey Yu is an employee of an indirect, wholly-owned subsidiary of the Company.

(10)
Excludes options to purchase 25,000 shares of common stock that are not presently exercisable or exercisable within 60 days of July 29, 2011.  Mark Ritchie is an employee of an indirect, wholly-owned subsidiary of the Company.

(11)
Excludes options to purchase 20,000 shares of common stock that are not presently exercisable or exercisable within 60 days of July 29, 2011.  Adam Chamberlain is an employee of an indirect, wholly-owned subsidiary of the Company.

(12)
Excludes options to purchase 20,000 shares of common stock that are not presently exercisable or exercisable within 60 days of July 29, 2011.  Scot Carlson is an employee of an indirect, wholly-owned subsidiary of the Company.

(13)
Excludes options to purchase 20,000 shares of common stock that are not presently exercisable or exercisable within 60 days of July 29, 2011.  Chris Grover is an employee of an indirect, wholly-owned subsidiary of the Company.

(14)	Excludes options to purchase 55,000 shares of common stock that are not presently exercisable or exercisable within 60 days of July 29, 2011. Robert Peay is the Chief Financial Officer of the Company.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus supplement from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded, in private transactions or through a combination of such methods.  These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or other disposition.

The selling stockholders may use any one or more of the following methods when selling or otherwise disposing of shares or interests therein:

•	market transactions in accordance with the rules of the Nasdaq Global Market or any other available markets or exchanges;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus supplement;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales entered into after the date of this prospectus supplement;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	distributions to the partners and/or members of the selling stockholder;

•	redemptions or repurchases of interests owned by partners and/or members of the selling stockholder;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	an over-the-counter distribution in accordance with applicable rules of any stock markets, exchanges, and other similar self-regulatory organizations;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus supplement, or under an amendment to this prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as a selling stockholder under this prospectus supplement.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus supplement.

To the extent permitted, this prospectus supplement may be amended or supplemented from time to time to describe a specific plan of distribution.  In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus supplement, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale.  The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale.  Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock.  In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock.  As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued at any time.  These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

The aggregate proceeds to the selling stockholder from the sale of our common stock offered by the selling stockholder will be the purchase price of our common stock less discounts or commissions, if any.  The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  A selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

At the time a particular offer of shares is made, to the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions, discounts or other item constituting compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus supplement.

In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates.  In addition, we will make copies of this prospectus supplement (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the Nasdaq Global Market pursuant to Rule 153 under the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus supplement.

Pursuant to the terms of registration rights agreements with the selling stockholders, we have agreed with the selling stockholders to use commercially reasonable efforts to keep the registration statement of which this prospectus supplement constitutes a part effective until the earlier of the date on which all the securities covered by this prospectus supplement either (i) have been disposed of pursuant to and in accordance with the registration statement or such other exemption from the registration requirements of the Securities Act or (2) the date on which the shares registered on said registration statement may be sold pursuant to Rule 144 promulgated under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information filed by us can be inspected and copied at the Commission’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the Commission’s Public Reference Room.

Our common stock is listed on the Nasdaq Global Market under the symbol “BDE.”

This prospectus supplement omits certain information that is contained in the registration statement on file with the Commission, of which this prospectus supplement is a part. For further information with respect to us and our securities, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. Each such statement is qualified in its entirety by such reference. The registration statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus supplement, except for any information superseded by information contained in this prospectus supplement or filed later by us with the Commission. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the Commission, other than any portion of any such filing that is furnished under the applicable Commission rules, which documents contain important information about us and our common stock:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 15, 2011;

•	Amendment No. 2 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, filed with the Commission on January 10, 2011;

•	Our Current Report on Form 8-K, filed with the Commission on January 24, 2011;

•	Our definitive proxy statement filed with the Commission on April 29, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 10, 2011;

•	Our Current Report on Form 8-K, filed with the Commission on June 13, 2011; and

•
The description of our common stock, $0.0001 par value, contained in our Registration Statement on Form 8-A filed on June 9, 2010 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All of such documents are on file with the Commission. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement are incorporated by reference in this prospectus supplement, other than any portion of any such filing that is furnished under the applicable Commission rules, and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any information incorporated by reference herein is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at 2084 East 3900 South, Salt Lake City, Utah 84124, Attention: Secretary, or call (801) 278-5552.

EXPERTS

The consolidated financial statements of Black Diamond, Inc. (formerly, Clarus Corporation) as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Black Diamond Equipment, Ltd. for the period from July 1, 2009 to May 28, 2010, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Black Diamond Equipment, Ltd. as of June 30, 2009 and for the years ended June 30, 2009 and 2008, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Black Diamond, Inc. (formerly, Clarus Corporation), filed with the Commission on March 15, 2011, have been so incorporated in reliance on the report of Tanner LLC (formerly, Tanner LC), independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Kane Kessler, P.C., New York, New York.